AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment (the "Amendment"), entered into as of March 28, 2011 (the “Effective Date”) is made by and between INSPIREMD Ltd. of 3 Menorat Hamaor St., Tel Aviv, Israel, a private company organized and existing under the laws of Israel (the “Company”), and Dr. Asher Holzer, Israeli ID#___________, residing at __________________, Israel (the "Employee"; each of the Company and Employee, a “Party” and together, the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement (the “Original Agreement”) dated April 1, 2005;

WHEREAS, the parties wish to amend the Agreement as detailed in this Amendment.

NOWTHEREFORE,  the parties to this Amendment agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Original Agreement.

2.
This Amendment to the Employment Agreement and all terms and conditions included herein are subject and shall come into effect only following the closing of a reverse merger transaction between the Company and Saguaro Resources Inc (the "RM").

3.	Notwithstanding Section 5.1 of the Original Agreement, following the RM the Employee's total Salary shall be NIS55,000.

4.	Following the RM Section 6.2 (Advanced Study Fund) in its entirety shall return to effect and entitled the Employee.

5.	To amend Section 6.3 of the Original Agreement to provide that following the RM the Employee shall be entitled to annual leave of 22 working days.

6.	To add new Section 6.8 following the RM as follows:

"6.8              Annual Bonus

Subject to the Company's Board of Directors' Approval and as may be required under the applicable law, the Company's Shareholders Meeting, the Company may pay to the Employees an annual bonus based on certain criteria which shall be determined by the Company's Board of Directors. If such bonus is approved by the Company's organs as aforesaid it shall be of not less than 3 Salaries of the Emplyee. It is hereby clarified that nothing herein shall be construed as an obligation of the Company to pay the Employee such bonus and same shall be at the sole discretion of the Company as aforesaid. Such bonus shall not be included in the Salary for all purpose and matters."

7.	To add new Section 6.9 following the RM as follows:

"6.9              Company Car

6.9.1
During his employment with the Company the Employee shall be entitled to a Company’s car (whether owned or rented) of class 6 type and size (hereinafter the “Company’s Car”).  The Employee will use the Company’s Car for carrying out his duties and for the Employee’s private and family (of first degree) use, subject to the applicable insurance policy. The Company shall bear all the maintenance and usage expenses related to the Company Car.  The make, model and year of the car shall be agreed upon between the Company and the employee.

6.9.2
The Employee shall be liable for all traffic tickets and fines (unless it can be shown that the violation was committed by another Company employee), and hereby irrevocably agrees that in the event that the Company shall pay such tickets or fines, the Company shall be entitled to deduct any such payment from the Employee’s Salary or Employee's other benefit.

6.9.3	Any tax liability that shall be incurred and/or imposed with respect to the Company’s Car benefit shall be solely borne by the Employee.

6.9.4	The Employee shall be responsible for the full compliance on his and his family’s part regarding the car policy provisions and the car lease contract which relates to the use of the car.

8.
Subject to the Company's Board of Directors' Approval and as may be required under the applicable law, the Company's Shareholders Meeting, following the end of 6-month period following the RM, the Company may grant to the Employees options to purchase the Company's ordinary shares or InspireMD Inc.'s shares of common stock at exercise price and additional terms and conditions determined by the Company.

9.
In the event that the Employee chooses to provide his services to the Company as a service provider rather than as an employee under the Agreement; provided however that such change in relation shall not increase the Company's cost (including taxes and other mandatory payments) of the Employee's employment and subject thereto, the Parties shall enter into a service provider agreement in terms and conditions as shall be agreed upon between them.

10.	Except for the explicit changes in the Agreement set forth above, the provisions of the Agreement and the 1st Amendment shall remain in full force and effect without any change.

IN WITNESS HEREOF, the parties hereto have caused this 2nd Amendment to be signed in their respective names:

INSPIREMD Ltd.	Asher Holzer

Signature:	Signature:
Name:
Title: